April 1, 2024

TRUHC HOLDING GMBH
Sternstr. 97, 20357
Hamburg, Germany

Attention:  Mr. Hendrik Knopp

Re: Acquisition of TruHC Pharma GmbH

This Letter Agreement is intended to summarize the principal terms of a proposal by Flora Growth Corp. ("Flora Growth") to acquire all of the issued and outstanding shares of TruHC Pharma GmbH (the "Company"), from TruHC Holding GmbH (the "Seller") by way of a share exchange (the "Transaction").

By executing this Letter Agreement, each of Flora Growth and the Seller agree to proceed diligently and in good faith to the negotiation, execution and delivery of a definitive share exchange agreement which shall contain substantially the same terms and conditions as contained herein and containing such additional usual and customary terms for a transaction of this nature, all satisfactory to the parties and their respective counsel, acting reasonably (the "Definitive Agreement").

The terms and conditions contained herein are intended to be binding.  The parties agree that the final structure of the Transaction is subject to receipt of final tax, corporate and securities law advice for both Flora Growth and the Seller.

Based on information currently known to the Seller and Flora Growth, it is proposed that the Definitive Agreement will include the following information:

1. Background. The parties acknowledge the following:

(a) The Company is a corporation incorporated under the laws of Germany and currently has 25,000 shares of common stock issued and outstanding ("TruHC Shares").

(b) Flora Growth is a corporation organized under the laws of Ontario and currently has approximately 8,984,836 common shares issued and outstanding on a non-diluted basis. Flora Growth is a public company and is listed on the NASDAQ Stock Exchange ("Exchange") under the symbol FLGC.

2. Transaction

(a) The proposed Transaction will involve the acquisition by Flora Growth of all of the issued and outstanding TruHC Shares at an aggregate deemed purchase price of US$6,400,000, payable in 2,770,562 common shares in the capital of Flora Growth on the Exchange (the "Purchase Price").

(b) The transaction of purchase and sale described herein will be completed in two steps as follows:

(i) the first step will be completed as soon as is reasonably practicable using best commercial efforts following the execution of the Definitive Agreement, and will see Flora Growth issue to the Seller an amount of common shares in the capital of Flora Growth representing 19.99% of the issued and outstanding shares in the capital of Flora Growth as of the date of the completion of the first step (the "First Closing Shares"),  at a deemed price per share of US$2.31 (the "Share Price"), which Share Price is based on the price of the Flora Growth shares on the Exchange on the last trading date prior to signing this Agreement (the "First Closing"); and

(ii) the second step will be completed as soon as is reasonably practicable following the approval of the Transaction by the Flora Growth shareholders, and will see Flora Growth acquire the remaining balance of TruHC Shares, if any, in exchange for common shares in the capital of Flora Growth (the "Second Closing Shares" and such closing, the "Second Closing").

(c) The First Closing and the Second Closing will occur on such dates, time and place as mutually agreed by the parties.

(d) The parties agree that the First Closing Shares and the Second Closing Shares (collectively the "Issued Shares") will be issued pursuant to exemptions from the prospectus and registration requirements of applicable securities laws and will, unless otherwise required by the Exchange, not be subject to any statutory hold period or restricted period. To the extent that there are any restrictions on the sale or transfer of the Issued Shares imposed by applicable securities laws, Flora Growth covenants and agrees to file a resale registration statement as soon as reasonably practical, using best commercial efforts to do so within 30 days of each closing to qualify such shares as free trading shares.

3. Standstill. Upon acceptance of the terms of this Agreement, the Company and the Seller covenant and agree that they will not during the term of this Agreement, entertain, solicit or enter into any other offers, agreements, discussions or negotiations for or with respect to the sale or granting rights or options to purchase the TruHC Shares or all or substantially all of the assets of the Company. This Letter Agreement shall remain in full force and effect unless terminated by the mutual agreement by the parties.  The Parties covenant and agree to negotiate in good faith and shall use best commercial efforts to execute and deliver a Definitive Agreement on or before April 15, 2024.

4. Conditions Precedent. The Definitive Agreement will contain conditions to closing that are customary in the circumstances and shall include:

(a) that the First Closing is conditional upon:

(i) the execution of the Definitive Agreement;

(ii) each of the representations and warranties of the Company and the Sellers contained or referred to in this Agreement and in the Definitive Agreement shall be true and correct in all material respects;

(iii) each of the representations, warranties and covenants of the Purchaser contained or referred to in this Agreement and in the Definitive Agreements shall be true and correct in all material respects;

(iv) no material adverse change in the business or operations of the Company or Flora Growth from the date of execution of this Letter Agreement until the First Closing of the Transaction;

(v) obtaining all necessary approvals of regulatory, stock exchange and securities authorities and commissions and compliance with requirements of applicable securities laws; and

(vi) each of the Company and Flora Growth shall have obtained all consents required under any material agreements to which the Company or Flora Growth are parties.

(b) that the Second Closing is conditional upon:

(i) the approval of the Transaction by the shareholders of Flora Growth;

(ii) no material adverse change in the business or operations of the Company or Flora Growth from the date of execution of this Letter Agreement until the Second Closing of the Transaction; and

(iii) obtaining all necessary approvals of regulatory, stock exchange and securities authorities and commissions and compliance with requirements of applicable securities laws.

5. Fees and Expenses. Each of the parties hereto will bear all costs, charges and expenses incurred by such party in connection with this Letter Agreement and the consummation of the Transactions contemplated herein.

6. Conduct of Business the Company

(a) Between the date of the execution of this Letter Agreement and the First Closing, the Company shall carry on its business in the ordinary course, and except with the consent of Flora Growth, the Company will not, nor will it permit any of its subsidiaries to, directly or indirectly, do any of the following:

(i) sell, pledge, dispose of or encumber any assets;

(ii) acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

(iii) increase or reduce its capital or issue any common shares (other than the potential for debt conversion shares);

(iv) enter into any new lending agreements or extend or otherwise modify existing lending agreements (other than the potential for debt conversion);

(v) amend any of its constating documents;

(vi) enter into any material contracts or commitments;

(vii) waive any material rights or amend any terms of any material contracts;

(viii) declare or pay a dividend or make any distribution in cash or in-kind to the shareholders;

(ix) repurchase or redeem any securities;

(x) make a material change in the compensation of any employee of the Company;

(xi) file for bankruptcy, reorganization or liquidation; and

(xii) do anything that would reasonably be expected to have a material adverse effect upon the financial condition of the the Company.

(b) The Company further agrees that, except with the consent of Flora Growth, from the date of this Letter Agreement until the earlier of the First Closing and the termination of this Letter Agreement, the Company will, and will cause its subsidiaries to:

(i) conduct their respective business only in the ordinary course of business;

(ii) maintain the value of the business of the Company as a going concern;

(iii) preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and

(iv) consult with Flora Growth prior to taking any action or entering into any transaction that may be of strategic importance to the Company.

7. Conduct of Business Flora Growth

(a) Between the date of the execution of this Letter Agreement and the First Closing, Flora Growth shall carry on its business in the ordinary course, and except with the consent of Seller, Flora Growth will not, nor will it permit any of its subsidiaries to, directly or indirectly, do any of the following:

(i) sell, pledge, dispose of or encumber any assets;

(ii) take any steps to cease to be a public company;

(iii) acquire by merger, amalgamation, consolidation or acquisition shares or assets, of any business operation;

(iv) increase or reduce its capital or issue any common shares or any other securities convertible into common shares, except in connection with a brokered or non-brokered private placement of common shares of Flora Growth for gross proceeds of not less than $3 million;

(v) enter into any new lending agreements or extend or otherwise modify existing lending agreements;

(vi) amend any of its constating documents;

(vii) enter into any material contracts or commitments;

(viii) waive any material rights or amend any terms of any material contracts;

(ix) declare or pay a dividend or make any distribution in cash or in-kind to the shareholders;

(x) repurchase or redeem any securities;

(xi) make a material change in the compensation of any employee of Flora Growth;

(xii) file for bankruptcy, reorganization or liquidation; and

(xiii) do anything that would reasonably be expected to have a material adverse effect upon the financial condition of the Flora Growth.

(b) Flora Growth further agrees that, except with the consent of the Seller, from the date of this Letter Agreement until the earlier of the Closing of the Transaction and the termination of this Letter Agreement, Flora Growth will, and will cause its subsidiaries to:

(i) conduct their respective business only in the ordinary course of business;

(ii) maintain the value of the business of Flora Growth as a going concern;

(iii) preserve intact its business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees; and

(iv) consult with the Seller prior to taking any action or entering into any Transaction that may be of strategic importance to Flora Growth.

8. Representations, Warranties and Covenants. The parties agree that the Definitive Agreement shall have such extensive representations, warranties, conditions, covenants and indemnities as is customary in a share purchase agreement including (unless otherwise agreed in writing), without limitation:

(a) each party's corporate power and authority to enter into the transaction;

(b) each party having no material adverse change to its core business;

(c) the Seller's good, valid and unencumbered title to the TruHC Shares;

(d) the assets of the Company (and each of its subsidiaries) shall be owned by the Company, free and clear of all encumbrances on the First Closing;

(e) the Company being free of debt on the First Closing; and

(f) each party shall have no current or pending litigation or environmental liabilities relating to their business (except as may be disclosed and approved by the other party).

9. Non-Competition/Non-Solicitation. Each executive officer of the Company shall enter into a non-competition agreement with Flora Growth whereby they agree that they will not, from and after the First Closing until 6 months following the First Closing, manage, operate, carry on, engage in, join, control, or participate in the ownership, management, operation, carrying on, or control of any business or enterprise that develops or markets medical cannabis products or services which are competitive with the business of the Company or the business of Flora Growth (to the extent that such person has been exposed to such business) at the relevant time within Germany or solicit any of the customers, suppliers or employees of the Company or Flora Growth.

10. Public Announcements and Confidentiality

(a) Except with the consent of the parties, neither Party shall disclose for any purpose whatsoever to any person (except agents or advisors) the existence or contents of this Letter Agreement, or unless such party is required to do so by relevant securities regulatory or stock exchange requirements. The Parties will keep confidential and not disclose to any third party (except counsel or advisors) confidential information provided by the other Party without prior written consent of the other Party.

(b) The Parties acknowledge that in the event securities regulations require public disclosure of the Transaction to be made, the Parties will co-operate fully in making such disclosure on a timely basis. In the event that either party is otherwise legally required to make public disclosure regarding the Transaction, adequate time will be provided to the other Party to review the proposed disclosure.

11. Indemnity Obligations.

(a) The Seller shall indemnify and save harmless Flora Growth from all claims, losses and damages suffered or incurred by Flora Growth as a result of or arising directly or indirectly out of or in connection with:

(i) any breach of or any inaccuracy of any representation or warranty contained in the Definitive Agreements, or in any agreement, certificate or other document delivered pursuant thereto;

(ii) any breach or non-performance by the Seller of any covenant to be performed by it that is contained in the Definitive Agreement or any agreement, certificate or other document delivered pursuant thereto; and

(iii) any liabilities incurred by Flora Growth relating to the failure to satisfy all liabilities relating to the Business for the period up to the Closing Date (other than those liabilities being assumed by Flora Growth).

(b) The parties acknowledge and agree that the Seller shall not be liable to Flora Growth for losses relating to indemnity claims, until the aggregate amount of all losses in respect of such claims exceeds $50,000, after which the Seller shall be required to pay or be liable for all such losses from the first dollar.

(c) The parties acknowledge and agree that any customary caps on indemnifications shall be agreed to by the parties in the Definitive Agreement. Except in respect of certain fundamental representations and warranties of the Sellers and the Company, and other representation and warranties of the Sellers and the Company described in the Definitive Agreement, the indemnity obligations of the Sellers shall survive in full force and effect until 18 months after the Second Closing date.

(d) The parties acknowledge and agree that any customary caps on indemnifications shall be agreed to by the parties in the Definitive Agreement. The Purchaser shall agree to indemnify and save harmless the Seller from all claims, losses and damages suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in connection with:

(i) any breach of or any inaccuracy of any representation or warranty contained in the Definitive Agreement, or in any agreement, certificate or other document delivered pursuant thereto; and

(ii) any breach or non-performance by Flora Growth of any covenant to be performed by it that is contained in the Definitive Agreement or any agreement, certificate or other document delivered pursuant thereto (including any obligations set out in the contracts to be assumed by Flora Growth).

12. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which together shall constitute one and the same instrument. This Letter Agreement may be executed and delivered by facsimile transmission and when so executed and delivered this Letter Agreement shall be deemed authentic and the signatures evidenced hereby shall be deemed genuine.

13. Amendments. This Letter Agreement may not be amended save and except by way of written amendment executed by both parties hereto.

14. Governing Law.  This Letter Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties agree to attorn any dispute of its terms to the courts thereof.

If this Agreement represents your understanding of our discussions and is acceptable to you, kindly indicate your intention to be bound by its terms by signing the enclosed copy of this letter and delivering it to the undersigned by no later than 5:00 p.m. on the 1st  day of April, 2024 failing which this Agreement shall be null and void.

Yours truly,

FLORA GROWTH CORP.

Per:	"Clifford Starke"
Name: Clifford Starke Title: Chief Executive Officer

The above offer is accepted this 1stday of April, 2024.

TRUHC HOLDING GMBH

Per:	"Hendrik Knopp"
Name: Hendrik Knopp Title: Managing Director

TRUHC PHARMA GMBH

Per:	"Hendrik Knopp"
Name: Hendrik Knopp Title: Managing Director